November 1, 2023

JPMorgan Trust II

277 Park Avenue

New York, NY 10172

Dear Sirs:

Each Fund Share Class listed in Schedule A may invest in one or more money market funds advised by the J.P. Morgan Investment Management Inc. or its affiliates (“affiliated money market funds”). J.P. Morgan Investment Management Inc. and JPMorgan Distribution Services, Inc. (collectively, “JPMorgan Service Providers”), as each Fund’s adviser, shareholder servicing agent and/or administrator, hereby contractually agree to waive fees and/or reimburse expenses in an amount sufficient to offset the respective net fees each collects from the affiliated money market funds on each Fund’s investment in such money market funds. This waiver does not apply to each Fund’s investments in affiliated money market funds made with cash received as collateral from securities lending borrowers.

The JPMorgan Service Providers understand and intend that each Fund will rely on this agreement in preparing and filing their registration statements on Form N-1A and in accruing each Fund’s expenses for purposes of calculating net asset value and for other purposes, and expressly permit each Fund to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc. JPMorgan Distribution Services, Inc. /s/ Brian S. Shlissel
By: Brian S. Shlissel

Accepted by: JPMorgan Trust II /s/ Timothy J. Clemens
By: Timothy J. Clemens

SCHEDULE A

FUND NAME	Class A	Class C	Class I	Class L	Class R2	Class R3	Class R4	Class R5	Class R6
JPMorgan Equity Income Fund[1]	X	X	X		X	X	X	X	X
JPMorgan Equity Index Fund[1]		X
JPMorgan Small Cap Growth Fund[1]				X
JPMorgan Investor Balanced Fund[1]	X	X	X		X	X	X	X	X
JPMorgan Investor Conservative Growth Fund[1]	X	X	X		X	X	X	X	X
JPMorgan Investor Growth Fund[1]		X	X		X	X	X	X	X
JPMorgan Investor Growth & Income Fund[1]		X	X		X	X	X	X	X

[1]	Expense limitation is in place until at least 10/31/24.

2